October 2009 Preliminary Terms No. 197 Registration Statement No. 333-156423 Dated September 24, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM
Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 80% of their investment if the underlying asset increases in value.  These investments allow investors to capture enhanced returns when the underlying asset declines in value.  The enhancement typically applies only for a certain range of negative price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.  The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	April 19, 2010
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:
▪     If the final index value is less than the initial index value,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪     If the final index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	April 14, 2010, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$10.70 to $11.10 per Bear Market PLUS (107% to 111% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	October , 2009
Original issue date:	October , 2009 (5 business days after the pricing date)
CUSIP:	617484845
ISIN:	US6174848456
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.10	$9.90
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Bear Market PLUS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary. See “Supplemental information regarding plan of distribution; conflicts of interest.”

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BEAR MARKET PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0809003

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside SecuritiesSM

The S&P 500® Index Bear Market PLUS (the “Bear Market PLUS”) can be used:

▪	As an alternative to a direct short exposure to the S&P 500® Index that enhances returns for a certain range of negative price performance of the S&P 500® Index

▪	To enhance returns and potentially outperform a short strategy on the S&P 500® Index in a moderately bearish scenario

▪
To achieve similar levels of short exposure to the S&P 500® Index as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The Bear Market PLUS are exposed on a 1:1 basis to the positive performance of the S&P 500® Index, subject to the minimum payment at maturity.

Maturity:	6 months

Leverage factor:	300%

Maximum payment at maturity:	$10.70 to $11.10 per Bear Market PLUS (107% to 111% of the stated principal amount)

Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on September 21, 2009:

Bloomberg Ticker Symbol:	SPX

Current Index Value:	1,064.66

52 Weeks Ago:	1,207.09

52 Week High (on 9/26/2008):	1,213.01

52 Week Low (on 3/9/09):	676.53

S&P 500® Index Historical Performance – Daily Closing Values January 1, 2004 to September 21, 2009

October 2009	Page 2

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 6 month investment offers 300% enhanced exposure to the downside movement of the S&P 500® Index, subject to a maximum payment at maturity of $10.70 to $11.10 per Bear Market PLUS (107% to 111% of the stated principal amount).

Investors can use the Bear Market PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in the S&P 500® Index.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the S&P 500® Index within a certain range of negative price performance.
Best Case Scenario
The S&P 500® Index decreases in value and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity of $10.70 to $11.10 per Bear Market PLUS (107% to 111% of the stated principal amount).

Worst Case Scenario
The S&P 500® Index increases in value and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the increase, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

Summary of Selected Key Risks (see page 9)

▪	The minimum payment at maturity only provides 20% protection of principal. You will lose money on your investment if the underlying index increases over the term of the Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the S&P 500® Index.

▪	The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS.

▪	Investing in the Bear Market PLUS is not equivalent to investing in a short position in the S&P 500® Index.

▪	Adjustments to the S&P 500® Index could adversely affect the value of the Bear Market PLUS.

▪
The Bear Market PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

October 2009	Page 3

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing value of the underlying index at maturity.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
October , 2009	October , 2009 (5 business days after the pricing date)	April 19, 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and any successor thereof
Aggregate principal amount:	$
Issue price:	$10 per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
▪     If the final index value is less than the initial index value,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪     If the final index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Leverage factor:	300%
Index percent decrease:	(initial index value – final index value) / initial index value
Upside reduction amount:	$10 x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Valuation date:	April 14, 2010, subject to adjustment for certain market disruption events
Maximum payment at maturity:	$10.70 to $11.10 per Bear Market PLUS (107% to 111% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

October 2009	Page 4

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	617484845
ISIN:	US6174848456
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this treatment of the Bear Market PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the S&P 500 Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in futures and options contracts on the underlying index and in any other securities or instruments that we may wish to use in connection with such hedging. Such activities could potentially decrease the value of the underlying index, and therefore the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.

October 2009	Page 5

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

Supplement information regarding plan of distribution; conflicts of interest:
The agent expects to distribute the Bear Market PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Bear PLUS	Selling concession	Principal amount of Bear PLUS for any single investor
$10.00	$0.10	<$1MM
$9.9750	$0.075	≥$1MM and <$3MM
$9.9625	$0.0625	≥$3MM and <$5MM
$9.95	$0.05	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Bear PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2009	Page 6

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$10.90 per Bear Market PLUS (109% of the stated principal amount)

Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final index value is less than the initial index value, then investors receive the $10 stated principal amount plus 300% of the decline in the underlying index over the term of the Bear Market PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 97% of the initial index value.

▪	If the underlying index depreciates 2%, the investor would receive a 6% return, or $10.60.

▪	If the underlying index depreciates 20%, the investor would receive only the hypothetical maximum payment at maturity of 109% of the stated principal amount, or $10.90.

▪
If the final index value is greater than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to the minimum payment at maturity of $2.00.

▪	If the underlying index appreciates 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪	If the underlying index appreciates 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.

October 2009	Page 7

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is less than the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $10.70 to $11.10, or 107% to 111% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   ($10    ×    300%    ×    index percent decrease)

and

index percent decrease	=	initial index value − final index value
initial index value

If the final index value is greater than or equal to the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   ($10    ×    index percent increase)

and

index percent increase	=	final index value − initial index value
initial index value

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

October 2009	Page 8

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

▪
Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 20% of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for a minimum payment of only 20% of the stated principal amount at maturity.  If the final index value is greater than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the underlying index at maturity above the initial index value, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $10.70 to $11.10, or 107% to 111% of the stated principal amount.  Although the leverage factor provides 300% exposure to any decline in the value of the underlying index at maturity below the initial index value, because the payment at maturity will be limited to 107% to 111% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value decreases by approximately 102.3333% to 103.6667% from the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Bear Market PLUS.

▪
Not equivalent to investing in or taking a short position with respect to the underlying index.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks.  Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the cost of hedging our obligations under the Bear Market PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

October 2009	Page 9

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

▪
The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, if the Bear Market PLUS were characterized as a short-term debt obligation, certain U.S. Holders might be required to accrue ordinary income over the term of the Bear Market PLUS before maturity, and all or a portion of the gain recognized by a U.S. Holder upon sale, exchange or settlement would be characterized as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

▪
The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. may, but is not obligated to, make a market in the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Bear Market PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could decrease the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due April 19, 2010
Performance Leveraged Upside SecuritiesSM

Information about the S&P 500® Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through September 21, 2009.  The closing value of the underlying index on September 21, 2009 was 1,064.66.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter (through September 21, 2009)	1,068.76	879.13	1,064.66

October 2009	Page 12